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                                                                   EXHIBIT 3.3


                    CERTIFICATE OF DESIGNATION OF PREFERENCES
                 AND RIGHTS OF SERIES A NON-VOTING 4% CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law


         The undersigned Chairman of the Board and Secretary, respectively, of Comprehensive Care Corporation, a Delaware Corporation (the "Corporation") certify that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolution creating the Series A Non-Voting 4% Cumulative Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by Section 4 of the corporation's Restated Certificate of Incorporation, a series of preferred stock of the corporation be, and it hereby is, created out of the authorized but unissued shares of the Preferred Stock of the corporation, such series to be designated Series A Non-Voting 4% Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), to consist of 41,260 shares, par value $50 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the corporation's Certificate of Incorporation) as follows:

         1. Certain Definitions.

         Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

         Accrued Dividends. The term "Accrued Dividend" shall mean a cumulative dividend which shall accrue on each outstanding share of Series A Preferred Stock at the rate of 4% per annum of the Purchase Price of such share of Series A Preferred Stock.

         Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the corporation and any other stock of the corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the corporation without limit as to per share amount.

         Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 4(c) below.
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         Dividends. In addition to Accrued Dividends, a holder of each share of
Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the corporation out of funds legally available for that purpose, Dividends in cash, stock or otherwise; provided, however, that the per share amount of any Dividend for the Series A Preferred Stock (excluding Accrued Dividends) in any fiscal year of the corporation shall be at least equal to the per share amount, if any, of any Dividend declared for the Common Stock during such fiscal year multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted as provided in paragraph 4 hereof. All Dividends declared upon the Series A Preferred Stock shall be declared pro rata per share.

         Issue Date. The term "Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the corporation.

         Junior Stock. The term "Junior Stock" shall mean, for purposes of paragraph 2 below, Common Stock and any class or series of stock of the corporation issued after the Issue Date not entitled to receive payment of dividends senior to or on a parity with the Series A Preferred Stock and, for purposes of paragraph 3 below, any Common Stock and any class or series of stock of the corporation issued after the Issue Date not entitled to receive any assets upon the liquidation,dissolution or winding up of the affairs of the corporation until the Series A Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

         Optional Conversion Price. The term "Optional Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon the optional conversion of a share of the Series A Preferred Stock as provided in paragraph 4(a), which price shall initially be $6.00 per share, subject to adjustment in accordance with the provisions of paragraph 4 below.

         Parity Stock. The term "Parity Stock" shall mean, for purposes of paragraph 2 below, any class or series of stock of the corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series A Preferred Stock and, for purposes of paragraph 3 below, any class or series of stock of the corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the corporation on a parity with the Series A Preferred Stock.

         Purchase Price. The term "Purchase Price" shall mean $50 per share of Series A Preferred Stock.

         Senior Stock. The term "Senior Stock" shall mean, for purposes of paragraph 2 below, any class or series of stock of the corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and, for the purposes of paragraph 3 below, any class or series of stock of the corporation issued after the Issue Date

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ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the corporation.

         Subsidiary. The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the corporation, whether directly or indirectly through one or more Subsidiaries.

         2. Dividends.

         (a) Permitted Dividends. The corporation shall be permitted to pay or make (i) the payment of any dividend or distribution on Common Stock payable in shares of Common Stock, convertible securities or warrants or other rights to subscribe for or purchase any Common Stock or convertible securities convertible into Common Stock, (ii) a distribution of the Rights described in the Company's Amended and Restated Rights Agreement dated as of April 19, 1988, Restated and Amended October 21, 1994, (iii) any distribution on Common Stock made in connection with the liquidation, dissolution or winding up of the corporation made after the holders of Series A Preferred Stock have received the distributions specified in paragraph 3 hereof and (iii) any purchase of Common Stock from the holder thereof permitted by paragraph 2(b) hereof.

         (b) Certain Restrictions on Payment. Except for the dividends provided for in paragraph 2(a) hereof, so long as any shares of the Series A Preferred Stock are outstanding, the corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other requirement of any of the Junior Stock or any warrants, rights, calls or options exercisable for any of the Junior Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of stock of the corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the corporation to purchase or redeem any of the Junior Stock or any warrants, rights, calls or options exercisable for any of the Junior Stock.

         (c) Accrued Dividends. (i) The holders of the shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative Dividends at the annual rate of 4% of the Purchase Price in equal quarterly payments on July 1st, October 1st, January 1st and April 1st, of each year in preference to dividends on the Junior Stock. Such Dividends shall be paid to the holders of record at the close of business on the date 10 days prior to the Dividend payment date. Each such quarterly Dividend shall be fully cumulative and shall accrue (whether or not declared) without interest from the date on which such Dividend may be payable as herein provided, except that with respect to the first quarterly Dividend with respect to any outstanding share of Series A Preferred Stock shall accrue from the Issue Date. All Dividends paid with respect to the shares of Series A Preferred Stock shall be paid pro rata to the holders entitled thereto.

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         (ii) In the event that the funds legally available therefor are insufficient to pay any such dividend in its entirety in cash, then such dividend shall be paid its entirety by the issuance and delivery by the corporation to the holders of its Series A Preferred Stock of additional shares of its authorized but unissued shares of Common Stock valued for such purpose at the average of the closing market price as reported on the New York Stock Exchange for each of the ten business days next preceding the payment date of such dividend. Notwithstanding the foregoing, in the event that on the payment date for a dividend the aggregate amount of current earnings plus accumulated surplus available for the payment of dividends as determined under applicable Delaware law is less than amount of such dividend, than for purposes of the preceding sentence the additional shares of Common Stock shall be valued at 75% of the average of the closing market price for each of the ten business days next preceding the payment date of such dividend. For purposes of each of the two preceding sentences, the value of the additional shares of Common Stock shall not be discounted by reason of the recipient(s) of such shares having agreed to acquire them for investment and with no view to the distribution hereof. In the event the Common Shares are not quoted on the New York Stock Exchange or a national securities exchange, the closing market price shall be deemed to be the average of the closing bid and asked prices in the over-the-counter market as reported by the National Quotation Bureau or if no such quotation is available, the fair value of the Common Shares on such date, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive absent manifest error.

         (d) No Dividends. Notwithstanding anything contained herein to the contrary, no cash Dividends on shares of the Series A Preferred Stock, the Parity Securities or the Junior Stock shall be declared by the Board of Directors or paid or set apart for payment by the corporation at any time that the terms or provisions of any indenture or agreement of the corporation including any agreement relating to its indebtedness or future indebtedness specifically prohibits such declaration, payment or setting apart for payment or that such declaration, payment or setting apart for payment would constitute (after notice or lapse of time or otherwise) a breach of or a default under any such indenture or agreement; provided, however, than nothing in this subparagraph 2(d) shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the corporation to pay or set apart for payment any cash dividends at any time, whether permitted by any of such agreements or not.

         (e) (i) If at any time the corporation shall have failed to pay full dividends which have accrued (whether or not declared) on any Senior Stock, no cash dividend (other than the payment of cash in lieu of the issuance of fractional additional shares) shall be declared by the Board of Directors or paid or set apart for payment by the corporation on shares of the Series A Preferred Stock or any other Parity Stocks unless, prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of Senior Stock shall have been or be declared and paid or set apart for payment, without interest. No cash dividends shall be declared or paid or set apart for payment on any Parity Stocks for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all dividend payment periods and the portion of the period ending on such

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dividend payment date for Parity Stocks terminating on or prior to the date of payment of such full cumulative dividends and the portion of the period ending on such dividend payment date for Parity Stocks. If any dividends are not paid in full, as aforesaid, upon the shares of the Series A Preferred Stock and any other Parity Stocks, all dividends declared upon shares of the Series A Preferred Stock and any other Parity Stocks shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such other Parity Stocks shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other Parity securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock or any other Parity Stocks which may be in arrears.

                  (ii) The corporation shall not declare, pay or set apart for payment any dividend on any of the Series A Preferred Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Series A Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Series A Preferred Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the corporation, or other property (other than distributions or dividends in shares of Series A Preferred Stock (including the payment of cash in lieu of the issuance of fractional shares of Series A Preferred Stock) to the holders thereof), and shall not permit any corporation or other entity directly or indirectly controlled by the corporation to purchase or redeem any of the Series A Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Series A Preferred Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid dividends on shares of any Senior Stock shall have been or be duly paid in full and all redemption payments which have become due with respect to such Senior Stock shall have been or be duly discharged. Any dividend not paid pursuant to paragraph 3 hereof or this paragraph 2(e) shall be fully cumulative and shall accrue (whether or not declared), without interest, hereof, as set forth in paragraph 3.

         (f) (i) Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph 2(c) hereof in preference to and in priority over any dividends upon any of the Junior Stock.

                  (ii) Subject to the forgoing provisions of this paragraph and paragraph 3, the Board of Directors may declare, and the corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Stock, and may purchase or otherwise redeem any of the Junior Stock or any warrants, rights or options exercisable for or convertible into any of the Junior Stock, and the holders of the shares of the Series A Preferred Stock shall not be entitled to share therein.

         3. Distributions Upon Liquidation, Dissolution or Winding Up.

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         In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid the Purchase Price of all outstanding shares of Series A Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any declared but unpaid dividends, if any, to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series A Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the corporation, the net assets of the corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The consolidation or merger of the corporation into or with another corporation, corporations, entity or other entities (other than a corporation or other entity in which the stockholders of the corporation own (or will own) fifty percent (50%) or more of the voting power on completion of the transaction), and the sale of all or substantially all of the assets of the corporation (other than to a corporation or other entity in which the stockholders of the corporation own (or will own) fifty percent (50%) or more of the voting power on completion of the transaction) shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this paragraph 3.

         4. Conversion Rights.

         The Series A Preferred Stock shall be convertible into Common Stock as follows:

         (a) Optional Conversion. Subject to and upon compliance with the provisions of this paragraph 4, the holder of any shares of Series A Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the Optional Conversion Price in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

         (b) Number of Shares. Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the Purchase Price by (ii) the Optional Conversion Price in effect on the Conversion Date. Each share of Series A Preferred

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Stock shall be initially convertible into 8.333 shares of Common Stock. The
Optional Conversion Price shall be subject to adjustment as set forth in subparagraph 4(e).

         (c) Mechanics of Conversion. The holder of any shares of Series A Preferred Stock may exercise the Optional Conversion right specified in subparagraph 4(a) by surrendering to the corporation or any transfer agent of the corporation the certificate or certificates for the Series A Preferred Shares to be converted, accompanied by written notice specifying the number of Series A Preferred Shares to be converted. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made (the "Conversion Date"). Subject to the provisions of subparagraph 4(e), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock the corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(d). Subject to the provisions of subparagraph 4(e), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion pursuant to subparagraph 4(a) of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

         (d) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the corporation shall pay a cash adjustment in lieu of such fractional interest in an amount equal to that fractional interest of the then current market price.

         (e) Optional Conversion Price Adjustments. The Optional Conversion Price shall be subject to adjustment from time to time as follows:

                  (i) Common Stock Issued at Less Than the Conversion Price. If the corporation shall issue any Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than $6 the Optional Conversion Price in effect immediately prior to such issuance shall immediately be reduced to the price at which such Common Stock is issued. If the corporation shall issue any Common Stock other than Excluded Stock after the date of the initial adjustment in the Optional Conversion Price without consideration or for a consideration per share less than the Optional Conversion Price in effect immediately prior to such issuance, the Optional Conversion Price in effect immediately prior to

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each such issuance shall immediately (except as provided below) be reduced to the price at which such Common Stock is issued.

                  For the purposes of any adjustment of the Optional Conversion Price pursuant to clause (i), the following provisions shall be applicable:

                           (A) Cash. In the case of the issuance of Common Stock
for cash, the amount of the consideration received by the corporation shall be deemed to be the amount of the cash proceeds received by the corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                           (B) Consideration Other Than Cash. In the case of the
issuance of Common Stock (otherwise than upon conversion of shares of capital stock or other securities of the corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided that such fair value as determined by the Board of Directors shall not exceed the aggregate current market price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                           (C) Options and Convertible Securities. In the case
of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                                    (1) the aggregate maximum number of shares
of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

                                    (2) the aggregate maximum number of shares
of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchange securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants, or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options, warrants or rights (excluding any cash received on account

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of accrued interest or accrued dividends), plus the additional consideration
(determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                                    (3) on any change in the number of shares of
Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                                    (4) on the expiration or cancellation of any
such options, warrants or rights, the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                                    (5) if the Optional Conversion Price shall
have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Optional Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

                  (ii) Excluded Stock. "Excluded Stock" shall mean (A) shares of Common Stock issued or reserved for issuance by the corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or Series A Preferred Stock, or upon conversion of shares of Series A Preferred Stock, (B) shares of Common Stock issued pursuant to the exercise of any option or warrant, the conversion of any debt instrument or conversion of any other instrument convertible into shares of Common Stock which shares underlying such option, warrant, debt instrument or convertible security outstanding on or prior to the Issue Date or which were the subject of a Listing Application filed with the New York Stock Exchange on or prior to the Issue Date, (C) shares of Common Stock issued or reserved for issuance by the corporation or any option, warrant, stock appreciation right or similar right issued pursuant to a plan heretofore or hereafter adopted by shareholders of the corporation, (D) up to 250,000 shares of Common Stock or other securities that may be issued to holders of the corporation's outstanding subordinated debentures and issued in whole or in part as

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consideration for the exchange of such debentures, (E) shares of Common Stock or any other security convertible or exchangeable into shares of Common Stock issued by the corporation as consideration, in whole or in part, for the acquisition of the business, assets or property of any entity who was not at the time an affiliate of the corporation as that term is defined in Rule 405 under the General Rules and Regulations of the Securities Act of 1933, as amended, (F) shares of Common Stock or any option or warrant or convertible or exchangeable security issued to any employee, consultant or advisor of the corporation and
(G) any shares of Common Stock issuable upon exercise of warranty or options granted or committed to be granted prior to the execution of this Certificate.

         (f) Additional Optional Conversion Price Adjustments. The Optional Conversion Price shall be subject to further adjustment from time to time as follows:

                  (i) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Optional Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for Optional Conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Optional Conversion Price shall be made whenever any event specified above shall occur.

                  (ii) Other Distributions. In case the corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidence of indebtedness of the corporation or any Subsidiary or (iii) of assets (excluding certain cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(e), or (iv) of rights or warrants (excluding those referred to in subparagraph 4(e), each holder of a share of Series A Preferred Stock shall, upon the exercise of his right to convert, after such record date, receive, in addition to the shares of Common Stock to which he is entitled, the amount of such shares, indebtedness or assets (or, at the option of the corporation, the sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.

                  (iii) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such

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consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon Optional Conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

                  (iv) Rounding of Calculations: Minimum Adjustment. All calculations under subparagraph (e) or (f) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 4 to the contrary notwithstanding, no adjustment in the Optional Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward until the end of three years after such adjustment would otherwise have been required and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                  (v) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph 4 shall require that any adjustment shall become effective immediately after a record date for an event, the corporation may defer until the occurrence of such event
(A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock provided that the corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

         (g) Statement Regarding Adjustments. Whenever the Optional Conversion Price shall be adjusted as provided in subparagraph 4, the corporation shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the corporation, a statement showing in detail the facts requiring such adjustment and the Optional Conversion Price that shall be in effect after such adjustment, and the corporation shall also cause a copy of such statement to be sent by registered or certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the corporation's records. Each such statement shall be signed by the corporation's chief financial officer or chief accounting officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(h).

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         (h) Notice to Holders. In the event the corporation shall propose to take any action of the type described in clause (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Optional Conversion Price), (iii), (iv) or (v) of subparagraph 4(f), the corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in subparagraph 4(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Optional Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon Optional Conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

         (i) Treasury Stock. For the purposes of this paragraph 4, the sale or other disposition of any Common Stock theretofore held in the corporation's treasury shall be deemed to be an issue thereof.

         (j) Costs. The corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

         (k) Reservation of Shares. The corporation shall reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

         (l) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Optional Conversion Price to be less than the par value, if any, of the Common Stock).

         5. Redemption. Beginning 24 months after the Issue Date, the corporation may redeem the Series A Preferred Stock in whole or in part, at any time upon at least 30 days prior written notice to the holders thereof at a price equal to par, plus all accrued but unpaid dividends,

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
if any. The Holder shall have the right to convert the preferred shares following receipt of the notice of redemption at any time prior to the date specified for redemption.


         6. Voting Rights.

         Except as otherwise provided by law, the holders of the shares of Series A Preferred Stock shall not be entitled to vote on any matters whatsoever which may be the subject of action by stockholders of the corporation.

         7. Exclusion of Other Rights.

         Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the corporation's Certificate of Incorporation.

         8. Headings of Subdivisions.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         9. Severability of Provisions.

         If any right, preference or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         10. Status of Reacquired Shares.

         Shares of Series A Preferred Stock which have been issued and reacquired in any manner or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) not be reissued as Series A Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

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
         IN WITNESS WHEREOF, this Certificate has been made under the seal of the corporation and the hands of the undersigned on January 17, 1997.




                                        /s/ Chriss W. Street
                                       ----------------------------------------
                                       Name:  Chriss W. Street
                                       Title:  Chairman of the Board

Attest:



  /s/ Kerri Ruppert
-----------------------------
Name:  Kerri Ruppert
Title:  Secretary

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